Memorandum

DATE: March 17, 2003

TO: File

FROM: Odeh Stevens

RE: Item 77(i): Form N-SAR for Fidelity Advisor Series VII

Pursuant to a Board approved vote on May 8, 2002, Fidelity Advisor Series VII commenced a new series of shares (Advisor Real Estate Fund) on September 12, 2002. The fund has five classes: Class A, Class T, Class B, Class C, and Institutional Class.